[LOGO OMITTED]                                                     Exhibit 99.1


Jon Grisham, VP
Investor Relations
914-288-8142


            ACADIA REALTY TRUST ANNOUNCES PRICING OF OFFERING OF FIVE
                  MILLION COMMON SHARES BY SELLING SHAREHOLDERS

NEW YORK--March 26, 2004--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust and owner and operator of shopping centers anchored by necessity-based and value-oriented retailers, today announced that last night it priced a secondary public offering by certain of its shareholders of 5.0 million common shares of beneficial interest of Acadia ("Common Shares") to the public at $13.75 per Common Share. Yale University and its affiliates are selling 3.6 million Common Shares and Ross Dworman, former Chairman and Chief Executive Officer, is selling 1.4 million Common Shares. The Company is not selling any Common Shares in the offering and will not receive any proceeds from the offering.

Citigroup Global Markets is the sole book-running manager for the offering and RBC Capital Markets is serving as a co-manager. The closing of the offering is expected to occur on March 31, 2004, and is subject to customary closing conditions. The selling shareholders have also granted the underwriters an option to purchase up to an additional 750,000 Common Shares to cover any over-allotments, if any, as follows: Yale and its affiliates--an additional 591,386 Common Shares and Mr. Dworman--an additional 158,614 Common Shares. Upon completion of the offering, assuming exercise of the over-allotment option, Yale and its affiliates will beneficially own approximately 4.6 million Common Shares and Ross Dworman will own 2,300 Common Shares.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by necessity-based and value-oriented retail. Acadia currently owns, or has interests in, and operates 62 properties totaling approximately nine million square feet, located primarily in the Northeast, Mid-Atlantic and Midwest United States.

Copies of the final prospectus supplement and accompanying prospectuses for the offering may be obtained from Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale or an offer to buy these securities in any state in which such offer, solicitation or laws would be unlawful prior to registration or qualification under the securities laws of any such state.


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Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time to time, with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K, for a discussion of such risks and uncertainties

  For more information on Acadia Realty Trust, visit the Company's Web site at
                              www.acadiarealty.com